Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1

TO THE

POOLING AND SERVICING AGREEMENT

Amendment No. 1, dated as of January 26, 2006 (the “Amendment”), to the Pooling and Servicing Agreement (the “Agreement”) dated as of December 1, 2005, by and among NovaStar Mortgage Funding Corporation (the “Company”), NovaStar Mortgage, Inc., as seller and servicer (the “Seller” or “Servicer”), Wachovia Bank, National Association, as custodian (the “Custodian”) and JPMorgan Chase Bank, National Association (formerly known as JPMorgan Chase Bank), as trustee (the “Trustee”) and J.P. Morgan Trust Company, National Association, as co-trustee (the “Co-Trustee”). Capitalized terms used and not defined herein shall have the meaning set forth in the Agreement and Appendix A thereto.

WHEREAS the parties hereto have entered into the Agreement;

WHEREAS the parties hereto now wish to amend certain provisions in the Agreement pursuant to Section 12.01 of the Agreement; and

WHEREAS the Trustee shall not consent to this Amendment to the Agreement unless it shall have first received an Opinion of Counsel, to the effect that (a) this Amendment (i) will not result in the imposition of a tax on any REMIC created hereunder constituting part of the Trust Fund pursuant to the REMIC Provisions or (ii) cause any REMIC created hereunder constituting part of the Trust to fail to qualify as a REMIC at any time that any Certificates are outstanding and that the Amendment is being made in accordance with the terms of the Agreement and (b) any applicable requirements and conditions set forth in the Agreement with respect to the adoption of amendments thereto have been complied with.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto agree to amend the Agreement pursuant to Section 12.01 of the Agreement and restate certain provisions thereof as follows:

1. (a) Section 4.03a(xii) is hereby replaced in its entirety with the following language:

(xii) the Available Funds Cap Carryforward Amount for each class of the Class A Certificates and each class of the Mezzanine Certificates (excluding the Class M-10 DSI Certificates, Class M-11 DSI Certificates and Class M-12 DSI Certificates) if any, for such Distribution Date and the amount remaining unpaid after reimbursements therefor on such Distribution Date;

(b) Section 4.04(c)(ii) is hereby replaced in its entirety with the following language:

(ii) second, any remaining amounts to pay, pro-rata based on Certificate Principal Balance of each class of Class A Certificates and Mezzanine Certificates, the Supplemental Interest Payment for each class of Class A Certificates and Mezzanine Certificates (in each case only up to the amount necessary to pay any such Supplemental Interest Payment) and provided that (a) the Supplemental Interest Payment actually distributed to the Class M-10 Certificates shall be the Non-Derivative Supplemental Interest Payment for the Class M-10 Certificates, the Supplemental Interest Payment actually distributed to the Class M-11 Certificates will be the Non-Derivative Supplemental Interest Payment for the Class M-11 Certificates and the Supplemental Interest Payment actually distributed to the Class M-12 Certificates shall be the Non-Derivative Supplemental Interest Payment for the Class M-12 Certificates, and (b) the Derivative Supplemental Interest Payment for the Class M-10 Certificates shall be paid to the Holders of the Class M-10 DSI Certificates, the Derivative Supplemental Interest Payment for the Class M-11 Certificates shall be paid to the Holders of the Class M-11 DSI Certificates and the Derivative Supplemental Interest Payment for the Class M-12 Certificates shall be paid to the Holders of the Class M-12 DSI Certificates.

(c) Section 5.01 is hereby replaced in its entirety with the following language:

Section 5.01 The Certificates.

Each of the Class A Certificates, the Mezzanine Certificates, the Class M-10 DSI Certificates, the Class M-11 DSI Certificates, the Class M-12 DSI Certificates, the Class C Certificates, the Class I Certificates and the Residual Certificates shall be substantially in the forms annexed hereto as exhibits, and shall, on original issue, be executed, authenticated and delivered by the Trustee to or upon the order of the Company concurrently with the sale and assignment to the Trust of the Trust Fund. The Class A Certificates and Mezzanine Certificates shall be initially evidenced by one or more Certificates representing a Percentage Interest with a minimum dollar denomination of $25,000 and integral dollar multiples of $1,000 in excess thereof, with a minimum investment of $100,000 (if the Certificates are Book-Entry Certificates), except that one Certificate of each such Class of Certificates may be in a different denomination so that the sum of the denominations of all outstanding Certificates of such Class shall equal the Certificate Principal Balance of such Class on the Closing Date. The Class M-10 DSI Certificates, the Class M-11 DSI Certificates, the Class M-12 DSI Certificates, the Class C Certificates, the Class I Certificates and the Residual Certificates are issuable in any Percentage Interests; provided, however, that the sum of all such percentages for each such Class totals 100% and no more than ten Certificates of each Class may be issued.

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The Certificates shall be executed on behalf of the Trust by manual or facsimile signature on behalf of the Trustee by a Responsible Officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time when such signatures were affixed, authorized to sign on behalf of the Trustee shall bind the Trust, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificate. No Certificate shall be entitled to any benefit under this Agreement or be valid for any purpose, unless such Certificate shall have been manually authenticated by the Trustee substantially in the form provided for herein, and such authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication. Subject to Section 5.02(c), the Class A Certificates and Mezzanine Certificates (other than the Class M-10 Certificates, Class M-11 Certificates and Class M-12 Certificates) shall be Book-Entry Certificates. The other Classes of Certificates (including the Class M-10 Certificates, Class M-11 Certificates and Class M-12 Certificates) shall be Definitive Certificates.

(d) The first two paragraphs of Section 5.02(d) are hereby replaced in their entirety with the following language:

(d) No transfer, sale, pledge or other disposition of any Class M-11 Certificate, Class M-12 Certificate, Class M-10 DSI Certificates, Class M-11 DSI Certificate, Class M-12 DSI Certificate, Class I Certificate, Class C Certificate or Residual Certificate shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), and any applicable state securities laws or is made in accordance with the 1933 Act and laws. In the event of any such transfer, except with respect to the initial transfers of any Class M-11 Certificate, Class M-12 Certificate, Class M-10 DSI Certificates, Class M-11 DSI Certificate, Class M-12 DSI Certificate, Class I Certificate, Class C Certificate or Residual Certificates by the Company to NCFLLC, NCFC, or by NCFC or NCFLLC to Greenwich Capital Financial Products, Inc., Wachovia Investment Holdings, LLC, or Newport Funding Corp., unless (i) such transfer is made in reliance upon Rule 144A under the 1933 Act and an investment letter, in substantially the form attached hereto as Exhibit G, is delivered by the Transferee to the Trustee) or (ii) a written Opinion of Counsel (which may be in-house counsel) acceptable to and in form and substance reasonably satisfactory to the Trustee and the Company is delivered to them stating that such transfer may be made pursuant to (x) the 1933 Act, or an exemption thereto, describing the applicable provision or exemption and the basis therefore, and (y) the Investment Company Act of 1940, or an exemption thereto, describing the applicable provision or exemption and the basis therefore, which Opinion of Counsel shall not be an expense of the

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Trustee or the Company. The Holder of a Class M-11 Certificate, Class M-12 Certificate, Class M-10 DSI Certificates, Class M-11 DSI Certificate, Class M-12 DSI Certificate, Class I Certificate, Class C Certificate or Residual Certificate desiring to effect such transfer shall, and the Trustee and the Company against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of a Class M-9 Certificate, Class M-10 Certificate, Class M-11 Certificate, Class M-12 Certificate, Class M-10 DSI Certificate, Class M-11 DSI Certificate, Class M-12 DSI Certificate, Class I Certificate, Class C Certificate or Residual Certificate or any interest therein shall be made to any Plan or to any Person acting, directly or indirectly, on behalf of any such Plan or acquiring such Certificates with “plan assets” of a Plan within the meaning of the Department of Labor regulation promulgated at 29 C.F.R. § 2510.3-101 or otherwise (“Plan Assets”). Each Person who acquires any Ownership Interest in such classes of Certificates shall be deemed, by the acceptance or acquisition of such Ownership Interest, to represent that it is not a Plan and is not acting, directly or indirectly, on behalf of a Plan or acquiring such Ownership Interest with Plan Assets. The foregoing restrictions shall not apply to any Class M-9 Certificate, Class M-10 Certificate, Class M-11 Certificate or Class M-12 Certificate that has been sold pursuant to a Qualified Underwriting and which satisfies the other conditions under an Underwriter Exemption as well as to the corresponding purchase of any Class M-10 DSI Certificate, Class M-11 DSI Certificate and Class M-12 DSI Certificate.

(e) Section 10.01(m) is hereby replaced in its entirety with the following:

(m) None of the Class M-10 DSI Certificates, Class M-11 DSI Certificates or the Class M-12 DSI Certificates will be treated as regular or residual interest in any REMIC created hereunder.

2. The definition of Class M-9 DSI Certificates is hereby deleted in its entirety, and the definitions of Derivative Supplemental Interest Payment, Non-Derivative Supplemental Interest Payment, Certificate, Certificate Principal Balance, Percentage Interest and Voting Rights set forth in Appendix A to the Pooling and Servicing Agreement are hereby amended to read as follows:

“Certificate”: Any Regular Certificate, Class M-10 DSI Certificate, Class M-11 DSI Certificate, Class M-12 DSI Certificate or Class R Certificate.

“Certificate Principal Balance”: With respect to any Class of Regular Certificates (other than the Class C Certificates and the Class I

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Certificates) immediately prior to any Distribution Date, an amount equal to the Initial Certificate Principal Balance thereof reduced by the sum of all amounts actually distributed in respect of principal of such Class and, in the case of a Mezzanine Certificate, Allocated Realized Loss Amounts applied with respect to that Class on all prior Distribution Dates. The Class C Certificates, Class M-10 DSI Certificate, Class M-11 DSI Certificate, Class M-12 DSI Certificate and the Class I Certificates will not have a Certificate Principal Balance.

“Percentage Interest”: With respect to any Class A Certificate or Class M Certificate, a fraction, expressed as a percentage, the numerator of which is the Initial Certificate Principal Balance represented by such Certificate and the denominator of which is the Initial Certificate Principal Balance of the related Class. With respect to a Class I Certificate, Class C Certificate, Class M-10 DSI Certificate, Class M-11 DSI Certificate, Class M-12 DSI Certificate or Residual Certificate, the portion of the Class evidenced thereby, expressed as a percentage, as stated on the face of such Certificate; provided, however, that the sum of all such percentages for each such Class totals 100%.

“Derivative Supplemental Interest Payment”: With respect to each Distribution Date, and the Class M-10, Class M-11 and the Class M-12 Certificates, the dollar amount of the excess of (i) the Supplemental Interest Payment for the Class M-10, Class M-11 or Class M-12 Certificates, as appropriate, over (ii) the Non-Derivative Supplemental Interest Payment for the Class M-10, Class M-11 or Class M-12 Certificates, as appropriate.

“Non-Derivative Supplemental Interest Payment”: With respect to each Distribution Date, and the Class M-10, Class M-11 and the Class M-12 Certificates, the dollar amount of Supplemental Interest Payment which would be distributed to each such Class on such Distribution Date pursuant to Section 4.04(c)(ii) hereof if the amount received by the Supplemental Interest Trust from each Swap Counterparty and each Cap Counterparty on such Distribution Date was zero.

“Voting Rights”: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. At all times the Class A Certificates and the Mezzanine Certificates shall have 97% of the Voting Rights (allocated among the Holders of the Class A Certificates and the Mezzanine Certificates in proportion to the then outstanding Certificate Principal Balances of their respective Certificates), the Class C Certificates shall have 1% of the Voting Rights, the Class I Certificates shall have 1% of the Voting Rights and the Class R Certificates shall have 1% of the Voting Rights. The Voting Rights allocated to any Class of Certificates (other than the Class C Certificates, Class I Certificates and the Class R Certificates) shall be allocated among all Holders of each such

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Class in proportion to the outstanding Certificate Principal Balance of such Certificates and the Voting Rights allocated to the Class C Certificates, Class I Certificates and the Class R Certificates shall be allocated among all Holders of each such Class in proportion to such Holders’ respective Percentage Interest; provided, however that when none of the Regular Certificates are outstanding, 100% of the Voting Rights shall be allocated among Holders of the Class R Certificates in accordance with such Holders’ respective Percentage Interests in the Certificates of such Class. The Class M-10 DSI, Class M-11 DSI and Class M-12 DSI Certificates do not have Voting Rights.

3. The definition of Book-Entry Certificates is hereby amended to add the following sentence to the end of the definition:

As of the date of Amendment Number 1 to the Agreement, the Class M-9 Certificates shall be Book-Entry Certificates.

4. The exhibits to the Pooling and Servicing Agreement are hereby amended as follows:

(i) Exhibit A-14 is hereby amended as set forth in the attached Schedule 1.

(ii) Exhibit A-23 is hereby deleted in its entirety.

1. Condition to effectiveness. As a condition to the effectiveness of this Amendment, an Opinion of Counsel satisfying the requirements of Section 12.01 of the Agreement has been received by the Parties hereto.

2. Effect of Amendment. This Amendment to the Agreement shall be effective and the Agreement shall be deemed to be modified and amended in accordance herewith on the Distribution Date on the date on which the Trustee receives an executed copy of this Amendment. This Amendment, once effective, shall be effective as of the date first set forth above. The respective rights, limitations, obligations, duties, liabilities and immunities of the Company, the Seller, the Servicer, the Custodian and the Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be and be deemed to be part of the terms and conditions of the Agreement for any and all purposes. The Agreement, as amended hereby, is hereby ratified and confirmed in all respects.

3. The Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, all the terms and conditions of the Agreement shall remain in full force and effect and, except as expressly provided herein, the effectiveness of this Amendment shall not operate as, or constitute a waiver or modification of, any right, power or remedy of any party to the Agreement. All references to the Agreement in any other document or instrument shall be deemed to mean the Agreement as amended by this Amendment.

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4. Counterparts. This Amendment may be executed by the Parties in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Amendment shall become effective when counterparts hereof executed on behalf of such Party shall have been received.

5. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed therein.

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IN WITNESS WHEREOF, the Seller, the Servicer, the Company, the Trustee, the Co-Trustee and the Custodian, have caused this Amendment to be duly executed by their officers thereunto duly authorized, all as of the day and year first above written.

NOVASTAR MORTGAGE FUNDING CORPORATION, as Company

By:
Name:	Matt Kaltenrieder
Title:	Vice President

NOVASTAR MORTGAGE, INC., as Servicer and as Seller

By:
Name:	Matt Kaltenrieder
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Co-Trustee

By:
Name:
Title:

[Signature Page for Amendment No. 1 to the Pooling and Servicing Agreement]

Schedule 1 to Amendment 1 to PSA

Exhibit A-14

Form of Class M-9 Certificate

NOVASTAR MORTGAGE FUNDING TRUST, SERIES 2005-4

HOME EQUITY LOAN ASSET-BACKED CERTIFICATE

CLASS M-9 CERTIFICATE

Comprised of a Certificate Representing

Certain Interests Relating to a Pool of Mortgage Loans

The Mortgage Loans are Serviced by

NOVASTAR MORTGAGE, INC., as Servicer

(This certificate does not represent an interest in, or an obligation of, nor are the underlying Mortgage Loans insured or guaranteed by, NovaStar Mortgage, Inc., NovaStar Mortgage Funding Corporation, NovaStar Financial, Inc., NovaStar Capital, Inc. or any of their subsidiaries and affiliates. This certificate is comprised of a Certificate representing a fractional ownership interest in distributions in certain Accounts created pursuant to the Pooling and Servicing Agreement and certain other rights relating thereto and is payable only from amounts received by the Trustee relating to the Mortgage Loans and other assets held in the Trust Fund.)

No.: M-9	Date: February 15, 2006	CUSIP: 66987W DN 4

Original Principal Balance: $11,200,000	Registered Owner:	Final Scheduled Distribution Date: January 25, 2036

Percentage Interest: 100%	Pass-Through Rate: LIBOR + 2.5000%

The registered owner named above is the registered owner of a fractional interest in (i) each Mortgage Loan identified on the Mortgage Loan Schedule attached as Exhibit B to that certain Pooling and Servicing Agreement dated as of December 1, 2005 and amended as of February     , 2006 (the “Pooling and Servicing Agreement”) by and among NovaStar Mortgage Funding Corporation as the company (the “Company”), JPMorgan Chase Bank, National Association, as trustee (the “Trustee”), J.P. Morgan Trust Company, National Association, as co-trustee (the “Co-Trustee”), Wachovia Bank, National Association, as the custodian (the “Custodian”), and NovaStar Mortgage, Inc. as servicer (the “Servicer”) and as seller (the “Seller”), including the related Cut-off Date Principal Balance, all interest accruing thereon on and after the Cut-off Date and all collections in respect of interest and principal due after the Cut-off Date; (ii) property which secured each such Mortgage Loan and which has been acquired by foreclosure or deed in lieu of foreclosure; (iii) the Company’s interest in any insurance policies in respect of the Mortgage Loans; (iv) all proceeds of any of the foregoing; (v) the rights of the Company under the Purchase Agreement and (vi) all other assets included or to be included in the Trust fund. Such assignment includes all interest and principal due to the Company or the Servicer after the Cut-off Date with respect to the Mortgage Loans.

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The Original Principal Amount set forth above is equal to the product of (i) the Percentage Interest represented by this Certificate and (ii) the aggregate Original Principal Amount of the Class M-9 Certificates on December 15, 2005 which aggregate amount was $11,200,000. The owner hereof is entitled to principal payments on each Distribution Date, as hereinafter described, which will fully amortize such Original Principal Amount over the period from the date of initial delivery hereof to the final Distribution Date of the Class M-9 Certificates. Therefore, the actual outstanding principal amount of this Certificate, on any date subsequent to January 25, 2006 (the first Distribution Date) will be less than the Original Principal Amount set forth above.

In order to receive the final distribution hereon, the owner hereof is required to present this Certificate to the Trustee. The Pooling and Servicing Agreement provides that, in any event, upon the making of the final distribution due on this Certificate, this Certificate shall be deemed cancelled for all purposes under the Pooling and Servicing Agreement.

SOLELY FOR FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN A CLASS OF “REGULAR INTERESTS” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” (“REMIC”) CREATED ON THE CLOSING DATE AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), ASSUMING COMPLIANCE WITH THE REMIC PROVISIONS (SECTIONS 860A THROUGH 860G) OF THE CODE.

THIS CERTIFICATE IS A PASS-THROUGH CERTIFICATE ONLY AND, NOTWITHSTANDING REFERENCES HEREIN TO PRINCIPAL AND INTEREST, NO DEBT OF ANY PERSON IS REPRESENTED HEREBY (OTHER THAN AS REQUIRED FOR FEDERAL INCOME TAX PURPOSES).

NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE GOVERNMENT NATIONAL MORTGAGE ASSOCIATION OR ANY OTHER GOVERNMENTAL AGENCY.

This Certificate is one of a Class of duly-authorized Certificates designated as NovaStar Home Equity Loan Asset-Backed Certificates, Series 2005-4, Class M-9 Certificates (the “Class M-9 Certificates”) and issued under and subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which the owner of this Certificate, by virtue of acceptance hereof assents, and is bound. Also issued under the Pooling and Servicing Agreement are the Class A-1A Certificates, Class A-2A Certificates, Class A-2B Certificates, Class A-2C Certificates, Class A-2D Certificates, Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates, Class M-4 Certificates, Class M-5 Certificates, Class M-6 Certificates, Class M-7 Certificates, Class M-8 Certificates, Class M-10 Certificates, Class M-11 Certificates, Class M-12 Certificates, Class M-10 DSI Certificates, Class M-11 DSI Certificates, Class M-12 DSI Certificates, Class I-1 Certificates, Class I-2 Certificates, Class I-3 Certificates, Class C Certificates, and Class R Certificates, and all such Certificates are collectively referred to as the “Certificates”. Terms capitalized herein and not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

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On the 25th day of each month, or, if such day is not a Business Day, then the next succeeding Business Day (each such day being a “Distribution Date”) commencing January 25, 2006, the owners of the Class M-9 Certificates as of the close of business on the business day immediately preceding such Distribution Date (the “Record Date”) will be entitled to receive the distribution described in Article IV of the Pooling and Servicing Agreement relating to such Distribution Date. Distributions will be made in immediately available funds to such owners, by wire transfer or by check mailed to the address of the person entitled thereto as it appears on the Certificate Register.

Each owner of record of a Class M-9 Certificate will be entitled to receive such owner’s Percentage Interest in the amounts distributed on such Distribution Date to the owners of the Class M-9 Certificates. The Percentage Interest of each Class M-9 Certificate as of any date of determination will be equal to the percentage obtained by dividing the Original Principal Amount set forth on such Class M-9 Certificate by $11,200,000.

The Trustee is required to duly and punctually pay distributions with respect to this Certificate in accordance with the terms hereof and the Pooling and Servicing Agreement. Amounts properly withheld under the Code or applicable to any owner shall be considered as having been paid by the Trustee to such owner for all purposes of the Pooling and Servicing Agreement.

The Mortgage Loans will be serviced by the Servicer pursuant to the Pooling and Servicing Agreement. The Pooling and Servicing Agreement permits the Servicer to enter into Sub-Servicing Agreements with certain institutions eligible for appointment as Sub-Servicers for the servicing and administration of certain Mortgage Loans. No appointment of any Sub-Servicer shall release the Servicer from any of its obligations under the Pooling and Servicing Agreement.

This Certificate does not represent a deposit or other obligation of, or an interest in, nor are the underlying Mortgage Loans insured or guaranteed by, NovaStar Mortgage, Inc., NovaStar Mortgage Funding Corporation, NovaStar Capital, Inc., NovaStar Financial Inc., or any of their subsidiaries and affiliates and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Government National Mortgage Association, or any other governmental agency. This Certificate is limited in right of payment to certain collections and recoveries relating to the Mortgage Loans and amounts on deposit in the Accounts (except as otherwise provided in the Pooling and Servicing Agreement) all as more specifically set forth hereinabove and in the Pooling and Servicing Agreement.

No owner shall have any right to institute any proceeding, judicial or otherwise, with respect to the Pooling and Servicing Agreement for the appointment of a receiver or trustee, or for any other remedy under the Pooling and Servicing Agreement except in compliance with the terms thereof.

Notwithstanding any other provisions in the Pooling and Servicing Agreement, the owner of any Certificate shall have the right which is absolute and unconditional to receive distributions to the extent provided in the Pooling and Servicing Agreement with respect to such Certificate or to institute suit for the enforcement of any such distribution, and such right shall not be impaired without the consent of such owner.

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The Pooling and Servicing Agreement will terminate upon notice to the Trustee upon the earliest of (i) the Distribution Date on which the Certificate Principal Balances of the Regular Certificates have been reduced to zero, (ii) the final payment or other liquidation of the last Mortgage Loan in the Trust, (iii) the optional purchase by the Servicer of the Mortgage Loans as described below, (iv) the Distribution Date in January 2036 and (v) at any time when a Qualified Liquidation of the Master REMIC and REMIC I, REMIC II, REMIC III and REMIC IV is effected pursuant to the Pooling and Servicing Agreement. In addition, under certain circumstances relating to the qualification of either the Master REMIC or any of REMIC I, REMIC II, REMIC III or REMIC IV as a REMIC under the Code, the Mortgage Loans may be sold, thereby affecting the early retirement of the Certificates. Notwithstanding the foregoing, in no event shall the Trust hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James, living on the date of the Pooling and Servicing Agreement.

The Servicer may, at its option, terminate the Pooling and Servicing Agreement on any date on which the aggregate of the Principal Balances of the Mortgage Loans on such date is equal to or less than 10% of the Maximum Collateral Amount, by purchasing, on the next succeeding Distribution Date, all of the outstanding Mortgage Loans and REO Properties at a price equal to the greater of the Principal Balance of the Mortgage Loans and REO Properties or the market value of the Mortgage Loans and REO Properties, in each case plus accrued and unpaid interest thereon at the weighted average of the Mortgage Rates through the end of the Due Period preceding the final Distribution Date plus unreimbursed Servicing Advances, Advances, any unpaid Servicing Fees allocable to such Mortgage Loans and REO Properties and any accrued and unpaid Available Funds Cap Shortfall Amount and Available Funds Cap Carryforward Amount (without duplication of amounts already paid) and any unpaid amount due the Trustee, the Swap Counterparties, the Cap Counterparties and the Custodian under the Pooling and Servicing Agreement.

The Trustee shall give written notice of termination of the Pooling and Servicing Agreement to each owner in the manner set forth therein.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth and referred to on the face hereof, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the office designated as the location of the Certificate Register, and thereupon one or more new certificates of like class, tenor and Percentage Interest will be issued to the designated transferee or transferees.

The Trustee is required to furnish certain information on each Distribution Date to the owner of this Certificate, as more fully described in the Pooling and Servicing Agreement.

The Class M-9 Certificates are issuable only as registered Certificates in denominations of $25,000 Original Principal Amount and integral multiples of $1,000. As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Class M-9 Certificates are exchangeable for new Class M-9 Certificates of authorized denominations evidencing the same aggregate principal amount.

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The Trustee and any agent thereof may treat the person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Trustee or any such agent shall be affected by notice to the contrary.

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IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed on behalf of the Trust.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely in its capacity as Trustee

By:
Name:
Title:

Trustee Authentication

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely in its capacity as Trustee

By:
Name:
Title:

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